Pagaya Announces Appointment of Two Fintech Veterans as Independent Directors to its Board

Joining the Board of Directors:

- *Asheet Mehta, Former Senior Partner at McKinsey & Company and Former Co-Lead of the Firm's Global Financial Services Practice*
- *Alison Davis, Former CFO of Barclays Global Investors with experience as a member of 25 boards, including Fiserv, First Data Corp, City National Bank, Janus Henderson and Kraken*

December 23, 2024 – New York, NY – Pagaya Technologies Ltd. ("Pagaya") (NASDAQ: PGY), a global technology company delivering artificial intelligence infrastructure for the financial ecosystem, announced today the appointment of two new independent directors to the Company's Board of Directors - Asheet Mehta and Alison Davis.

"We are pleased to welcome Asheet Mehta and Alison Davis to Pagaya's Board," said Gal Krubiner, Co-founder and CEO of Pagaya. "Both bring exceptional experience and depth of expertise in financial services, with a particular focus on banking and technology. Asheet and Alison dramatically strengthen Pagaya's Board by adding deep strategic insight, which will be pivotal in driving growth, attracting impactful partners and maximizing shareholder value."

Mr. Mehta brings more than 30 years of financial services and banking experience, having most recently served as Senior Partner at McKinsey & Company, where he led the Financial Services Practice in the Americas and co-led it globally. He currently serves on the Board of Trustees at the Asia Society and was previously on the Board of Partnership with Children. He is also an Advisor for MoneySatNav and CreditEnable. Mr. Mehta has tremendous experience in financial services, having served clients which include fintech, credit card companies, universal banks and retail banks, insurance, as well as wealth and asset managers.

"I am honored and privileged to join Pagaya's Board at such an exciting time and to support Gal and his team as they grow their network," said Mr. Mehta. "I'm incredibly moved by Pagaya's mission of creating financial opportunities for more people, more often, and look forward to helping them continue to advance that mission, as well as deliver strong business results for their shareholders, partners and their customers.ˮ With more than 30 years of experience, Ms. Davis currently serves as Chairman and Managing Partner of Blockchain Coinvestors, the leading blockchain venture fund with over 80 blockchain unicorns. Previously, she served as CFO of Barclays Global Investors (now Blackrock). She currently serves on the Board of Kraken and as a board advisor for Bitwise. She has previously served on the boards of Silicon Valley Bank, Fiserv, First Data Corporation, Pacaso, City National Bank, NatWest and several others. Davis also serves as Chairman of Renaissance, which helps thousands of low income clients start and grow businesses, and on the boards of NACD Northern California and Cambridge in America. “I am thrilled to join Pagayaʼs Board and look forward to adding value through my experiences at both fintechs and traditional banks,ˮ said Ms. Davis. “Pagayaʼs leadership has done tremendous work since going public in 2022, and Iʼm excited to support the team as they continue to revolutionize the financial services sector.ˮ With Mehta and Davisʼ appointments, current Directors Mircea Ungureanu and Nicole Torraco will step down from Pagayaʼs Board of Directors. “We thank Mircea for his six years of service on the Board and his guidance as we transitioned from a private to public company. We are also thankful to Nicole and look forward to her continued involvement with Pagaya on our Advisory Board." added Krubiner. About Pagaya Technologies Ltd. Pagaya NASDAQ PGY is a global technology company making life-changing financial products and services available to more people nationwide, as it reshapes the financial services ecosystem. By using machine learning, a vast data network and an AI-driven approach, Pagaya provides comprehensive consumer credit and residential real estate solutions for its partners, their customers, and investors. Its proprietary API and capital solutions integrate into its network of partners to deliver seamless user experiences and greater access to the mainstream economy. Pagaya has offices in New York and Tel Aviv. For more information, visit pagaya.com. Pagaya Investors & Analysts IR@pagaya.com Pagaya Media & Press Press@pagaya.com 0